Submission of Matters to a Vote of Shareholders

The Joint Annual Meeting of Shareholders of Energy Income and Growth Fund, First Trust Value Line(R) 100 Fund, First Trust/Fiduciary Asset Management Covered Call Fund and
First Trust/Aberdeen Global Opportunity Income Fund was held on April 18, 2005. At the Annual Meeting the Fund's Board of Trustees, consisting of James A. Bowen, Niel B. Nielson, Thomas R. Kadlec, Richard E. Erickson and David M. Oster, was elected to serve an additional one year term. The number of votes cast for James A. Bowen was 16,966,091, the number of votes withheld was 123,655 and the number of abstentions was 2,690,490. The number of votes cast for Niel B. Nielson was 16,950,410, the number of votes withheld was 139,336 and the number of abstentions was 2,690,490. The number of votes cast for Richard E. Erickson was 16,954,410, the number of votes withheld was 135,336 and the number of abstentions was 2,690,490. The number of votes cast for Thomas R. Kadlec was 16,966,615, the number of votes withheld was 123,131 and the number of abstentions was 2,690,490. The number of votes cast for David M. Oster was 16,969,161, the number of votes withheld was 120,585 and the number of abstentions was 2,690,490.